EXHIBIT 10.2

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Release”) is dated as of March 20, 2012 between MoneyGram International, Inc., a Delaware corporation (together with its parent companies, direct and indirect subsidiaries, successors and assigns, the “Company”), and James E. Shields (“Executive”).

WHEREAS, the Company and Executive previously entered into a Severance Agreement dated July 12, 2010 (the “Severance Agreement”); and

WHEREAS, Executive’s service with the Company as its Chief Financial Officer will terminate on March 20, 2012, and his participation in the Company’s Performance Bonus Plan (“PBP”) will terminate effective March 31, 2012; and

WHEREAS, Executive will continue to be employed by the Company for a transition period up to May 15, 2012; and

WHEREAS, pursuant to the Severance Agreement, Executive is entitled to certain compensation and benefits upon the termination of his employment, contingent upon the execution of this Release;

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, to which Executive understands and acknowledges he or she may not otherwise be entitled without executing this Release, the Company and Executive agree as follows:

1. Consideration for Release. In full and complete consideration for Executive’s execution of this Release, the Company will provide Executive with the following compensation and benefits:

a.	Severance Salary. A sum equal to one year’s salary, Three Hundred Eighty-Five Thousand Dollars ($385,000.00), minus all applicable withholdings, payable in a lump sum on or before May 31, 2012.

b.	Severance Bonus. Executive will be paid a pro rata portion (based on the period between the beginning of the applicable performance period and the date Executive’s participation in the PBP was terminated, March 31, 2012) of Executive’s cash bonus under the PBP for 2012, payable as a lump sum in the amount of Sixty-Seven Thousand Four Hundred Dollars ($67,400.00), less applicable withholdings.

c.	Transition Period Benefits and Bonus. Provided that Executive agrees to make himself available to the Company to assist as reasonably requested by the Company in transitioning his responsibilities as Chief Financial Officer of the Company until May 15, 2012, Executive will continue to be employed by the Company until May 15, 2012, and will continue to receive his full salary and employee benefits coverage (other than participation in the PBP) until that date.

2. Executive, on his or her own behalf and on behalf of his or her heirs, estate and beneficiaries, hereby releases and forever discharges the Company, its parent companies, predecessors, successors, affiliates, subsidiaries, related companies, shareholders, and their respective members, managers, partners, employees, officers, agents, and directors (individually a “Released Party” and collectively the “Released Parties”) from the following:

a.	All claims arising out of or relating to Executive’s employment with the Company and/or Executive’s separation from that employment.

b.	All claims arising out of or relating to the statements, actions, or omissions of the Released Parties.

c.	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Equal Pay Act of 1963; the Worker Adjustment and Retraining Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Credit Reporting Act; the Texas Commission on Human Rights Act, any other federal, state or local anti-discrimination acts, state wage payment statutes and non-interference or non-retaliation statutes.

d.	All claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; promissory estoppel; Executive’s activities, if any, as a “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law.

e.	All claims for compensation of any kind, including without limitation, commission payments, bonus payments, vacation pay, expense reimbursements, reimbursement for health and welfare benefits, and perquisites.

f.	All claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages.

g.	All claims for attorneys’ fees, costs, and interest.

3. Executive acknowledges that Executive does not release any claims that the law does not allow to be waived by private agreement or any claims that may arise after the date on which Executive signs this Release. The Executive also does not release any rights Executive may have, if any, to benefits under any plan of the Company under Section 401(a) of the Internal Revenue Code or to COBRA benefits pursuant to Internal Revenue Code Section 4980B. This Release also does not purport to limit any right Executive may have to file a charge under any local, state or federal civil rights statute or to participate in an investigation or proceeding conducted by the EEOC or other investigative agency. This Release does, however, waive and release any right Executive may have to recover damages or other relief under any local, state or federal civil rights statute.

4. Executive acknowledges and agrees that even though claims and facts in addition to those now known or believed by him or her to exist may subsequently be discovered, it is his or her intention to fully settle and release all claims he or she may have against the Company and the persons and entities described above, whether known, unknown or suspected.

5. Executive relinquishes any right to future employment with the Company and the Company shall have the right to refuse to re-employ Executive, in each case without liability of Executive or the Company. Executive also agrees that effective March 31, 2012, he is resigning as a member of any Board of Directors of any Company affiliate of which he is a member.

6. Executive reaffirms his or her agreement to any Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement to which Executive is a party.

7. Executive agrees that for a period of up to three (3) years from his execution of this Release, Executive will cooperate fully with the Company, its officers, employees, agents, affiliates and attorneys in the defense or prosecution of, or in preparation for the defense or prosecution of any lawsuit, dispute, investigation or other legal proceedings (“Proceedings”) that may be on-going, anticipated or threatened. Executive further agrees that he will cooperate fully with the Company, its officers, employees, agents, affiliates and attorneys on any other matter related to the Company’s business (“Matters”) during the duration of his employment with the Company, including the transition period referred to in Section 1 of this Release.

Such cooperation shall include providing true and accurate information or documents concerning, or affidavits or testimony about, all or any matters at issue in any Proceedings/Matters as shall from time to time be requested by the Company, and shall be within the knowledge of Executive. Such cooperation shall be provided by Executive without remuneration, but Executive shall be entitled to reimbursement for all reasonable and appropriate expenses incurred by him in so cooperating, including (by way of example and not by way of limitation) airplane fares, hotel accommodations, meal charges and other similar expenses to attend Proceedings/Matters outside of the city of Executive’s residence. In the event Executive is asked by a third party to provide information regarding the Company, or is called other than by the Company as a witness to testify in any Proceeding/Matter related to the Company, Executive will notify the Company as soon as possible in order to give the Company a reasonable opportunity to respond and/or participate in such Proceeding/Matter.

8. Executive also agrees not to discuss, disclose, communicate, or use for any purpose any Company Information. For purposes of this Release, “Company Information” shall mean all business information, technological information, intellectual property, trade secrets, customer and other information belonging to the Company or relating to the Company’s internal affairs, or information relating to its business, technology, employees, and/or customers which is not readily available to the general public. Executive further promises not to commit any act or make any statement that is, or could reasonably be interpreted as, detrimental to the business, reputation, or good will of the Company, including disparaging or embarrassing the Company or its officers, directors, agents, and/or other personnel. The Company and Executive acknowledge the terms of this Release shall not preclude Executive from providing truthful testimony if mandated by subpoena or court order to do so, or pursuant to an informal request from a governmental agency.

9. Executive acknowledges that he or she has been provided at least twenty-one (21) days to review the Release and has been advised to review it with an attorney of his or her choice and at his or her own expense. In the event Executive elects to sign this Release prior to this twenty-one (21) day period, he or she agrees that it is a knowing and voluntary waiver of his or her right to wait the full twenty-one (21) days. Executive further understands that he or she has seven (7) days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by Susan Jeffus, Senior counsel, MoneyGram International, 2828 North Harwood Street, 15th Floor, Dallas, Texas 75201, within the seven (7) day period. Executive further acknowledges that he or she has carefully read this Release, knows and understands its contents and its binding legal effect. Executive acknowledges that by signing this Release, he or she does so of his or her own free will and act and that it is his or her intention that he or she be legally bound by its terms. Executive acknowledges that in deciding whether to sign this Release, he or she has not relied upon any statements made by the Company or its agents. Executive further acknowledges that he or she has not relied on any legal, tax or accounting advice from the Company or its agents in deciding whether to sign this Release.

10. This Release shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas, without regard to principles of conflict of laws. If any clause of this Release should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Release.

11. No Future Lawsuits. Executive promises never to file a lawsuit, demand, action or otherwise assert any claims that are released in Second Section of this Release (other than a claim filed solely for the purpose of challenging the validity of the waiver of claims under the Age Discrimination in Employment Act).

12. Full Compensation. Executive agrees that the payments made and other consideration provided by the Company under this Release constitute full compensation for and extinguish all of Executive’s actual or potential claims, including, but not limited to, all claims for attorneys’ fees, costs, and disbursements, and all claims for any type of legal or equitable relief.

13. Advised to Consult with Attorney. Executive is hereby advised in writing to consult with an attorney of his/her choice before signing this Release. Executive is fully aware of his/her right to consult with an attorney of his/her own choosing and acknowledges that if he/she wished to consult with an attorney, he/she has done so.

14. Severability. If the scope of any provision contained in this Release is too broad to permit enforcement of such provision to its full extent, then such provision shall be enforced to the maximum extent permitted by law, and enforced as reformed or modified, in any proceedings brought to enforce such provision. Subject to the provisions of the foregoing sentence, whenever possible, each provision of this Release will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Release is held to be prohibited by or invalid under applicable law, such provision, to the extent of such prohibition or invalidity, shall be deemed not to be a part of the Release, and shall not invalidate the remainder of such provision or the remaining provisions of the Release.

15. Entire Agreement. For the purpose of implementing a full and complete release and discharge of claims, Executive expressly acknowledges this Release is intended to include in its effect, without limitation, all the claims described in the preceding paragraphs, whether known or unknown, suspected or unsuspected, arising on or prior to the date Executive signs this Release, and that this Release contemplates the extinction of all such claims, including claims for attorneys’ fees. Executive expressly waives any right to assert after the execution of this Release that any such claim, demand, obligation, or cause of action has, through ignorance, oversight, or for any other reason, been omitted from the scope of this Release.

This Release, any Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement, the Severance Agreement dated July 12, 2010, the Non-Qualified Stock Option Agreement dated July 13, 2010, and any Company-provided employee benefit plans in which Executive is a participant, contain all the agreements between Executive and the Company. It is the entire agreement between Executive and the Company, and supersedes and prevails over all other prior and/or contemporaneous agreements, understandings or representations by or between the parties, whether oral or written. This Release may not be modified or amended, and there shall be no waiver of its provisions, except by a written instrument executed by Executive and a corporate officer of the Company. The Company has made no promises to Executive other than those in this Release.

EMPLOYEE ACKNOWLEDGES HE/SHE HAS READ THIS RELEASE, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.

PLEASE READ THIS RELEASE CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

The parties have executed this Release on the dates indicated at their respective signatures below.

Dated: March 23, 2012	/s/ James E. Shields
JAMES E. SHIELDS

MONEYGRAM INTERNATIONAL, INC.

Dated: March 23, 2012	By:	/s/ Steven Piano

	Name:	Steven Piano

	Title:	Executive Vice President, Human Resources

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